EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS



          We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 13, 1998, in Post-Effective Amendment No. 1 to the Registration Statement (Form S-11 No. 333-64029) and related Prospectus of Apple Residential Income Trust, Inc., for the registration of 5,000,000 shares of its common stock.



          Our audits also included the financial statement schedule of Apple Residential Income Trust, Inc. listed in Item 35(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



Richmond, Virginia                  /s/ Ernst & Young LLP
January 26, 1999